Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To: Island Breeze International.

We consent to the use of our report dated April 1, 2009 relating to the financial statements of Island Breeze International., a development stage company (“the Company”) as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the two years then ended and for the period September 27, 2006 (inception) to December 31, 2008 on Form 8-K, which will be file on June 17, 2009.

/s/ Bernstein & Pinchuk LLP

New York, New York
June 17, 2009